12401 South 450 East	Avenida 16 de Julio No. 1525
Building D1	Edif. Mutual La Paz Penthouse
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia
(801) 619-9320 Office	(591-2)233-0033 Oficina
(801) 619-1747 Fax	(591-2) 233-2552 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org

FOR IMMEDIATE RELEASE

CONTACT:    Sabrina Martinez in Investor Relations: (801) 619-9320

Golden Eagle Reports First Quarter Operating Results

TPS Operations Expected to Increase Production in
Higher-Grade Paystreaks

SALT LAKE CITY, UTAH—(PR NEWSWIRE) — April 13, 2004 — Golden Eagle International, Inc. (MYNG, OTCBB) announced today the production results from its first quarter ended March 31, 2004 at its Cangalli, Bolivia gold mine. The company produced 30,493 grams, or 980 troy ounces, of gold during the first quarter. This gold production resulted from mining 198,400 total tonnes, while presenting 74,067 tonnes of ore to its Cangalli recovery plant for processing, for a waste-to-ore ratio of 1.7 to 1 during the period. The average grade of gold recovered was .412 grams per tonne of ore processed.

        Golden Eagle also announced that its Cangalli operation processed a total of 1,909 tons of ore from its underground operation focused in the higher-grade paystreaks (TPS) during the first quarter, recovering 5,630 grams, or 181 troy ounces, of gold. TPS averaged 2.95 grams of gold per tonne of material processed, or over 9 times the amount of gold recovered per tonne from its open pit operation. TPS gold production is included in the overall totals for the quarter.

        The company estimates that it lost 25 days of production during the quarter due to torrential rains in what was widely regarded as the worst rainy season in over 10 years. The weather has improved in April and production has increased significantly.

        “We believe that we have seen the end in March of our battle with this year’s severe rainy season in the Tipuani Gold Zone,” stated Golden Eagle’s CEO, Terry C. Turner. “Our exciting news is that more of our production is now coming from our underground TPS operations focused in higher-grade gold ore. We believe that this will contribute to a substantial increase in our gold production.”

        Total gold production in March from the company’s Cangalli mine was 12,595 grams, or 405 troy ounces. A total of 9,077 grams, or 292 troy ounces resulted from open pit operations in which 63,200 tonnes were mined, with 30,562 tonnes of ore being presented to the plant for processing. The waste-to-ore ratio was 1 to 1, as the last of the sterile material that had washed in during torrential downpours at the height of the rainy season was cleared out of the open pit. The average grade was .594 per of gold per m3, or ..297 per tonne.

        A total of 3,518 grams, or 113 troy ounces, of gold was recovered from underground TPS operations in March that processed 1,209 tonnes of ore, resulting in a grade of 2.91 grams of gold per tonne. The TPS ore was campaigned through the recovery plant separately to determine actual recoveries from underground mining.

        “We are extremely positive about our TPS production and the benefits from recovering higher gold grades in our underground operations,” said Mac Delozier, Golden Eagle’s VP for Administration in Bolivia. “We have completed our conveyor extensions of over 1,000 feet in our main underground adit and have finished the build-out of our 80-foot mining face development. In all of our trial runs, TPS has worked the way we projected that it would. Now, we are excited about gearing up our TPS operations during this current month to bring them fully on-line and increase our gold production.”

        Golden Eagle also announced that it is making significant strides in financing its projected Buen Futuro gold and copper operation in eastern Bolivia’s Precambrian Shield. “We are very hopeful about announcing important progress on our Buen Futuro project in the near future,” said Mr. Turner.

        Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail the Company at: eaglealert@geii.com.

Golden Eagle International, Inc. is a gold exploration and mining company located in Salt Lake City, Utah; and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 49,000 acres (77 square miles) in the Tipuani Gold Mining District located in western Bolivia; and continuing exploration and development on 136,500 acres (213 square miles) in eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having provided many humanitarian programs at its mine site, including the only hospital, doctor and nurse in Cangalli, Bolivia, for the past seven years, as well as having provided for the educational needs of the students of the area. The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

Some of the statements in this press release are forward-looking statements and as such are based on an assumed set of economic conditions and courses of action. These include the ability of Golden Eagle to obtain the necessary financing on reasonable terms, estimates of mineral reserves and future production levels, expectations regarding mine production costs, expected trends in mineral prices, and statements that describe Golden Eagle’s future plans, objectives or goals. There is a significant risk that actual results will vary, perhaps materially, from results projected depending on such factors as changes in general economic conditions and financial markets, changes in prices for gold and copper, technological and operational hazards in Golden Eagle’s mining and mine development activities, uncertainties inherent in the calculation of mineral reserves, mineral resources and metal recoveries, the timing and availability of financing, governmental and other approvals and other risk factors listed from time-to-time in Golden Eagle’s Form 10-KSB and its other reports filed with the Securities and Exchange Commission. Golden Eagle disclaims any responsibility to update forward-looking statements made herein.

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